As filed with the Securities and Exchange Commission on _________, 2007	Commission File No.: _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

Registration Statement under the Securities Act of 1933

LUX RESIDENTIAL WARRANTY PROGRAM INC.

(Name of small business Issuer as specified in its charter)

CANADA	6411	_________
(State or Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

821 Blackburn Mews, Unit 1, Kingston, Ontario Canada K7P 2N6 (613) 389-0156

(Address and telephone number of principal executive offices and principal place of business)

Bobbie Thibodeau, President

821 Blackburn Mews, Unit 1, Kingston, Ontario Canada K7P 2N6 (613) 389-0156

(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ (]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.	☐

CALCULATION OF REGISTRATION FEE

Securities to be registered	Amount to be registered	Offering price per share	Aggregate offering price	Registration Fee (3)
Common Stock by Selling Shareholders	5,405,000 (1)	$.50	$2,702,500	$289.17
Common Stock by Selling Shareholders	14,000 (2)	$.50	$7,000	$0.75
Total	5,419,000			$289.92

(1)	Registered Founders shares
(2)	Registered for resale on behalf of the selling shareholders
(3)	Estimated for purposes of calculating the registration fee under Rule 457

2

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

3

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

LUX RESIDENTIAL WARRANTY PROGRAM, INC.

5,419,000 Shares Common Stock

We are going to register 5,419,000 shares of our common stock for shareholders of our company (see “Selling Shareholders”). Prior to this registration, there has been no public market for our securities; however, upon completion of this registration, we intend to become listed on the OTC Bulletin Board. There is currently no market for the shares and, accordingly, there is no fixed price at which the shares will be offered. Once a market has been established, the price of the shares will be at the market. We believe the shares will begin trading in the range of $.50 per share based upon the fact that shares sold in the private placement were sold at $.50 per share and on the Company’s current active business operations. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. (SEE “RISK FACTORS” COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.) THE COMMON STOCK BEING OFFERED IS NOT LISTED ON ANY NATIONAL SECURITIES MARKET.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is ____________, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
The Company	2
SUMMARY FINANCIAL DATA	3
RISK FACTORS	4
USE OF PROCEEDS	8
BUSINESS OF THE COMPANY	8
Background	8
Our Products	9
Our Current Operations	9
Claims	10
Our Marketing Strategy	12
Employees	12
Property	12
Dividend Policy	12
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	13
Overview	13
Results of Operations	13
Liquidity and Capital Resources	13
New Accounting Pronouncements	13
Critical Accounting Policies	14
MANAGEMENT	15
Directors and Executive Officers	15
Advisory Board Members	15
EXECUTIVE COMPENSATION	16
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	16
PRINCIPAL SHAREHOLDERS	17
SELLING SHAREHOLDERS	18
DESCRIPTION OF SECURITIES	19
PLAN OF DISTRIBUTION	21
LITIGATION	23
LEGAL MATTERS - OPINION OF COUNSEL	23
EXPERTS	23
FINANCIAL STATEMENTS	24
PART II	25

i

PROSPECTUS SUMMARY

The Company

Lux Residential Warranty Program, Inc., a Canadian Federal Incorporated Company (the “Company” or “LRWC”), has been engaged in the business of providing new home warranty latent and defect coverage for the Atlantic Canada Region since October 2004 and is a recognized warranty provider by the Canadian Government agency CMHC. The Company has over 355 member builders in our program as of August 15, 2007 with 3,000 home warranty products sold. In addition to warranty services, we have developed a proprietary commercial spec building lending program for member builders and have been brokering these loans to our members since July 2007. The commercial loan program is expected to grow significantly over the next three years and provide an enhanced revenue profit stream for the Company. The Company’s long-term plans are to incorporate into a full service insurance company that will allow new markets including the United States that could bring over $6 million in positive revenue to the Company on an annual basis.

This prospectus includes shares of common stock that may be offered by certain selling shareholders. Our common stock is not currently trading. However, we intend to have our shares trade on the OTC Bulletin Board upon completion of this registration.

We will not receive any funds from the distribution of the shares of common stock offered by this prospectus since only shares of common stock held by existing shareholders are being registered hereby. The shares may be offered in transactions on the OTC Bulletin Board once we have completed the listing process. The shares may be offered in negotiated transactions, or through a combination of such methods of distribution at prices relating to prevailing market prices or at negotiated prices. No commissions or discounts are being paid or allowed in conjunction with this distribution.

SUMMARY FINANCIAL DATA

The following summary financial and other data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation,” and the financial statements and related notes of Lux Residential Warranty Program, Inc. appearing in this Prospectus beginning on page F-1. The selected financial data was derived from our audited financial statements as of September 30, 2007 and the period from September 30, 2005 to September 30, 2007.

Selected Statements of Operations Data

Period from Sept. 30, 2005 to Sept. 30, 2007
Revenues	$240,020
General and administrative expenses	$538,159
Net loss	$343,014

Selected Balance Sheet Data

Sept. 30, 2007
Current assets	$298,424
Total assets	$440,503
Current liabilities	$208,823
Total stockholders’ equity (deficit)	$(379,413)

RISK FACTORS

Our business involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are material risks facing our contemplated operations. All material risks will be discussed in this section.

If any of the following risks occur, our business financial condition or results of operations could be materially harmed and in such case you may lose all or part of your investment.

RISKS RELATED TO THE BUSINESS

We have limited revenues and may not become profitable

Lux Residential Warranty Program, Inc. is a 3 year old Company. To date, we have limited revenues from operations. There can be no assurance that the Company will generate significant revenues in the future or that we will be able to generate sufficient cash flow to meet our projections. Although management believes in the profit potential of the business model, there can be no assurance our results of operations or business strategy will achieve significant revenue or profitability. In order to be profitable, we must:

•	Successfully integrate an Insurance Company status;

•	Sign up new builders and developers;

•	Establish our proprietary commercial lending platform;

•	Manage operations efficiently to ensure limited claims.

Limited operating history makes an evaluation of our business difficult

We have limited operating history which makes it difficult to evaluate our current business model and prospects or to accurately predict future revenues or results of operations. The business model and, accordingly, the revenue and income potential are not fully proven. In addition, the Company is subject to risks and difficulties frequently encountered by early-stage operations. Future operations are subject to market conditions and management’s ability to manage growth. There can be no assurance that we will be able to adapt to these factors and our failure to do so will adversely affect our operations.

We are dependent upon this financing to fund our expansion plans, and if we are unable to obtain additional capital we may have no further source of revenue.

If we raise the total amount in this Offering, management expects that the proceeds will support the operating plan for twelve (12) months. After this time period, we may need to raise additional financing. We may not be able to obtain additional financing on terms favorable to the Company, if at all. If adequate funds are not available, management may have to curtail or cease operations, which would materially harm the business and financial results. To the extent we raise additional funds through further issuances of equity or convertible debt or equity securities, our existing stockholders could suffer significant dilution, and any new equity securities that may be issued could have rights, preferences and privileges superior to those of holders of our common stock. Furthermore, any debt financing secured by us in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

We could lose customers and revenues to new or existing competitors

Competition from other warranty companies is expected to increase. Many of our competitors and potential competitors may be larger companies with substantial resources. These companies may offer warranty products that are more desirable or less expensive than any that we intend to market. They may also promote and market these warranty products more successfully than we promote and market our warranty products.

Our ability to achieve or maintain profitability will be constrained if we do not effectively manage our anticipated expansion of operations

Our management and operations are likely to be strained by the anticipated growth of the Company. To compete effectively and to manage future growth, we must improve our financial and management controls, reporting systems and procedures on a timely basis. We must also expand, train and manage our employee base. If we are not successful in managing our operations, our ability to achieve or maintain profitability may be harmed.

Ability to implement and manage growth strategy

The Company plans on expanding the market segments in which it sells its warranty products and consequently increasing the number of customers. Implementation of our growth strategy may impose significant strain on our management, operating systems and financial resources. Failure by the Company to manage its growth, or unexpected difficulties encountered during expansion, could have a materially adverse impact on our results of operations or financial condition. Our ability to continue to operate our business depends upon a number of factors, including (i) generating sufficient funds from operations, (ii) our executive management team and our financial and accounting controls, and (iii) staffing, training and retaining skilled on-site management personnel. Certain of these factors are beyond our control and may be affected by the economy or actions taken by competing companies. Further, there can be no assurance that our market analysis and proprietary business data will continue to support our current marketing plans.

We intend to rapidly expand our warranty product distribution channels; if we do not manage our growth successfully, our growth and profitability may slow or stop

We intend to expand our warranty product distribution channels rapidly and plan to continue to expand. This expansion will create significant demands on our administrative, operational and financial personnel and other resources. Additional expansion in existing or new markets could strain these resources and increase our need for capital. Our personnel, systems, procedures and controls may not be adequate to support further expansion.

Competition

The Company will compete with other larger companies, some of whom may have greater financial resources than the Company. While the Company believes that its warranty products will have significant advantages over competing warranty products, competitors could independently develop similar or superior designs, processes or products. Certain of the Company’s products are using proprietary processes designed by the Company and which the Company has acquired. There is no assurance that others will notdevelop equivalent or better proprietary platforms and processes, which could materially adversely affect the Company’s business, financial condition and results of operations.

Investors may bear risk of loss

The capital required for operations (primarily marketing and advertising) by the Company to continue its operations is being sought from the proceeds of this Offering. Therefore, a substantial amount of the financial risk of our proposed activities will be borne by the investors who purchase shares in this Offering. Conversely, management stands to realize benefits from the payment of salaries, expenses, stock ownership and receipt of stock options, regardless of the profitability of the Company. (See “Use of Proceeds”).

Conflicts of interest

Our current Officers hold the only seats on our Board of Directors (the “Board”). Consequently, they will be in a position to control their own compensation and to approve affiliated transactions, if any. Although our President intends to act fairly and in full compliance with his fiduciary obligations, there can be no assurance that he will not, as a result of the conflict of interest described above, possibly enter into arrangements under terms less favorable than could have obtained had the Company been dealing with unrelated persons.

No dividends anticipated to be paid

There can be no assurance that the proposed operations of the Company will result in any revenues or that we will ever be profitable. We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, our financial requirements and other factors to be determined by our Board of Directors. For the foreseeable future, it is anticipated that any earnings that may be generated from our operations will be used to finance the growth of the Company and that cash dividends will not be paid to Shareholders.

Limited liability of officers and directors

Our By-Laws provide that a director’s liability to the Company for monetary damages will be limited. In addition, the Company is obligated under its By-Laws to indemnify its Directors and Officers and, in practice, indemnifies its employees, advisors, consultants and other agents against certain liabilities incurred with their service in such capacities. We will execute indemnification agreements for current and future directors that indemnifies them against certain liabilities that they may incur in their respective capacities. Each of these measures will reduce the legal remedies available to the Company and the Shareholders against such individuals.

Loss on dissolution and termination

In the event of dissolution of the Company, the proceeds from the liquidation of its assets, if any, will be first used to satisfy the claims of creditors. There is no assurance that the Company’s assets would be sufficient to satisfy creditors’ claims in full. Only after all outstanding debts are satisfied will the remaining proceeds, if any, be distributed to the stockholders. Accordingly, stockholders’ ability to recover all or any portion of their investment under such circumstances will depend on the amount of proceeds that the Company realizes from liquidation of its assets.

We rely on our senior management and will be harmed if any or all of them leave

Our success is dependent on the efforts, experience and relationships of Bobbie Thibodeau, Greg Cormier and Val Guilis. If they were unable to continue in their roles, our business would be adversely affected as to its business prospects and earnings potential. We do not currently carry any insurance to compensate for any such loss.

We have no public trading market for our securities

Although we intend to complete a public registration of our securities, there is currently no public market for our securities. We have never been nor are we currently subject to the periodic filing and reporting requirements of the Securities Exchange Act of 1934. Accordingly, prospective investors are cautioned that there is no available public information about our financial status and operations.

If the selling shareholders all elect to sell their shares of our common stock at the same time, the market price of our shares may decrease

It is possible that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time, the sales, or the possibility thereof, may have a depressive effect on the future market price of our common stock.

If our stock trades at a relatively small volume, shareholders may not be able to sell their shares without depressing the market price of the shares

If a market for our common stock is established, it may be possible that a relatively small volume of shares will trade on a daily basis. A small volume is indicative of an illiquid market. In the event there is a relatively small volume of shares being traded on a daily basis, shareholders may be unable to sell their shares without causing a depressive effect on the price of our common stock.

Forward-Looking Statements

Some of the information contained in this Prospectus involves forward-looking statements. These statements include, but are not limited to, statements about our industry, plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements by their nature involve risks and uncertainties. Therefore, actual results may differ materially from those implied or expressed by these statements. Accordingly, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not derive any proceeds from the sale of the shares by the selling shareholders.

BUSINESS OF THE COMPANY

Background

Lux Residential Warranty Program, Inc., a Canadian federal incorporated Company (the “Company” or “LRWP”) has been engaged in the business of providing new home warranty latent and defect coverage for the Atlantic Canada Region since December 2004 and is a recognized warranty provider by the Canadian Government agency CMHC. The Company has over 355 member builders in our program as of August 15, 2007 with 3,000 home warranty products sold. In addition to warranty services, we have developed a proprietary commercial spec building lending program for member builders and have been brokering these loans to our members since July 2007. Currently we have offered over $8.6 million in construction financing to our members. The commercial loan program is expected to grow significantly over the next three years and provide an enhanced revenue profit stream for the Company. The Company’s long-term plans are to incorporate into a full service insurance company that will allow new markets including the United States that could bring over $6 million in positive revenue to the Company on an annual basis.

The Company obtained Canada Warranty and Housing Corporation (CMHC) recognition on December 1, 2004. This recognition is a requirement for homeowners to utilize the LRWP warranty to obtain high ratio warranties. LRWP launched operations in the Atlantic Canada market to perfect the underwriting systems and test the marketing platform of our business model. In order to increase our market share and achieve potentially greater profits, the Company was required to incorporate as a Canadian insurance company. This will enable the Company to expand its operations to the Alberta and BC markets as well as markets in the United States which it currently does not service.

The Market

The impetus to start in Atlantic Canada was based upon many variables including, but not limited to, ease of market acceptance, having experienced personnel and regulatory factors. Home warranty is not regulated and is not considered to be insurance under the Insurance Acts of Atlantic Provinces (Nova Scotia, New Brunswick, Newfoundland and Prince Edward Island). In addition, an opportunity to market the product utilizing an existing experienced representative was available. LRWP retained Greg Cormier, a representative with over 20 years of home warranty experience, to be the Atlantic Regional Manager. Along with his expertise in this field, he also possesses a home inspector license, which was proven to be valuable in determining the appropriate builders for membership. This strategic decision was invaluable to ensure risk management and underwriting criteria remained within the strict governance of LRWP.

As of August 2007, there are over 355 Member Builders comprising approximately of 2,500 units. The program has generated in excess of $850,000 in warranty premiums inclusive of deposit protection coverage and membership fees since inception in December 2004. To date, LRWP has incurred minimal Latent Defect Warranty/Deposit Protection claims due to the rigorous selection criteria of our Member Builders. Furthermore, our inspection process encourages a resolution of any potential claims by the builder.

Our growth strategy is to market this product in the Province of Alberta and upon successful launch then in the Province of British Columbia and other markets including the United States. These provinces regard home warranty to be insurance and thus, regulatory hurdles must be overcome before this product can be marketed and sold.

Our intense focus on managed growth, effective risk control, the needs of our Member Builders and consumer protection will continue to position us as an emerging leader in the new home warranty business.

Our Products

Latent Defects Warranty

Year One - Materials and Workmanship: The program warrants that, during the first year, the Homeowner will receive if necessary, repair and workmanship as defined in the wordings. The Program covers up to a maximum of $30,000 for materials and workmanship including those supplied and installed by the registered builder, it's employees and those trades and others contracted directly by the registered builder.

Major Structural Defects Warranty

Years Two to Ten - Major Structural Defects: Major structural defects affecting the load-bearing portion of a new home are protected for the entire ten year period up to a maximum of $30,000 per residential unit. In the event that the home owner is required to move out while major structural repairs are under way, the warranty allows for an additional relocation expense up to $3,000.

The maximum aggregate liability to LRWP for the Latent Defect Warranty and the Major Structural Defect Warranty shall not exceed a total of $30,000.

Deposit Protection Maximum Coverage

This coverage will undertake to refund the Purchaser 100% of deposit amounts of $30,000 or less. A deposit to a builder includes a prepayment or equivalent funds provided by the Purchaser towards the purchase price of the dwelling unit.

Our Current Operations

Workflow, Underwriting and Claims

Currently, LRWP is only being marketed in Atlantic Canada. We intend to expand into Canada and the U.S. The Company is currently reviewing a proposal from Baron Insurance Services whereby the Company will seek to become licensed as an insurance company to conduct business in other regions. Baron Insurance Services is an established, reputable firm offering to assist the Company in its compliance efforts. As such, Greg Cormier, Atlantic Regional Manager, is the staff member who is responsible for the organic growth of this program in Atlantic Canada. The current process of the solicitation and processing of new business is the following:

•	We identify potential builders.
•	If interested, we have them complete a “Builders Application Form”, a “Home Registration Form” and a “Builders Agreement”.

•

We speak to homeowners of the Builder’s previous projects to ask them about their satisfaction of the services provided by the Builder along with making notes on any building issues that may have occurred.

•	A letter of recommendation is sent to LRWP with the above mentioned documentation along with payment to LRWP for approval.
•	LRWP reviews and approves all applications.
•	Once approved, LRWP prepares the requisite registration documentation and forwards it to the Regional Manager for distribution.

In the event of a claim, notices are to be submitted in writing to the Company. To date, there has only been one claim submitted and it was deemed not to be a valid claim as it was a sewer backup claim.

We have created our own on-line web database where all Builder information, including premiums is housed. Our on-line web database also has the capability to generate all form letters, Builder and Warranty certificates as required. In addition, allowing selected staff members to view Builder information and accounts payable.

Fees and Premiums

New Home Warranty

Premium Cost Unit Type	Warranty Premium
Single Home	$375
Semi Detached/Duplex	$375
Tow/Townhouse	$375
Condominium	$400
Manufactured Home (with basement)	$375
Manufactured Home (without basement)	$275

The maximum aggregate liability to LRWP for the Latent Defect Warranty and the Major Structural Defect Warranty shall not exceed a total of $30,000.

Deposit Protection

Premium Cost Unit Type	Condominium Only
Administrative Fee	$500
Premium $10,000	$150
Premium $20,000	$275
Premium $30,000	$400

There have been no deposit protection claims recorded in the industry.

Deposit Protection – Builder Conditions

LRWP requires that a charge/mortgage be placed on the title of the subject property by the builders’ solicitor for the full gross amount of the deposit protection. Said charge/mortgage will be 2nd position to the project financing (if applicable). No other charge or lien shall supersede LRWPs position on title. Failure to do so will void this warranty.

Approved on the basis of the Personal guarantee and net worth statement submitted with Application for Deposit Protection.	By accepting a Purchaser’s deposit the Builder agrees to be bound by the rules as they exist from time to time which makes the Deposit Protection Program.

Claims

New home warranty is a fundamentally different product than typical property insurance, and the experience of our competitors tells us that traditional claim adjusting by third party adjusters fails to meet expectations. We spend significant resources annually to field initial complaints, determine claim validity, inspect and evaluate claims, and mediate the final solution. This limited warranty has been in effect since 2004 with 3,000 homes and condos being covered under this warranty, currently we have 954 homes under liability for warranty. The 1,882 homes and condos warranty’s that have expired under the one year latent defect warranty show a history as follows. We have arbitrated minimal complaints between consumers and builder members who have agreed to fix and repair as we have directed. In actual cash we have paid $1,000.00 for a consumer claim as the small builder went out of business. This shows our pre-screening of builders and our inspection service is second to none. By resolving claims with builders and consumers it demonstrates the soundness of our program.

Customer Complaints

In the first year of business, we handled customer complaint calls that may or may not be valid warranty claims. Upon receiving a complaint an immediate determination is made by a member of our Claims and Inspection department as to whether or not the complaint may be a claim. If it is determined that the complaint may be a valid claim, our Claim Form is immediately forwarded to the homeowner, or a copy of the appropriate written documentation is solicited.

Determine Claim Validity

There are essentially two legitimate types of claims being either a claim under the Builder’s materials and workmanship warranty, or the LRWP provided Limited MSD Warranty.

A claim under the Builder’s material and workmanship warranty is the responsibility of the Builder; however LRWP guarantees financially that the Builder will meet those obligations. In the event that a claim is made under this warranty, LRWP will first contact the Builder to complete the warrant work, and failing this will inspect and complete repairs. Upon completion of repairs, the Builder is invoiced for the amount of repairs plus any related inspections, costs, etc.

Claim Rate

We have taken steps to ensure that the Builders we register are of a high quality and financially secure. We use a reference form to check the veracity of our perspective builders. As can be seen by statistics below, we have suffered limited claims for the last three years. That is a direct result of not accepting builders who are not reputable builders and have had a high claim rate history. We have set our claims rate at 2%. For the 2007 calendar year, we continued to apply our stringent underwriting guidelines for Member Builders and our Deposit Protection. In 2007 one builder filed for bankruptcy, resulting in one warranty claim.

Our Marketing Strategy

The following is a synopsis of the sales and marketing strategy that we plan to employ:

Our mission is to deliver outstanding service to our member builders and their buyers. Our sales process will be a combination of personal contact and buy-in from established developers. Our advertising and marketing efforts are intended to drive builders to our website; the push will come from our existing client base, encouraging non-members to take full advantage of the premier New Home Warranty Program offered by the Company along with customized service package provided to our members and their employees.

Our Five Year Objective is:

•	To offer the builder a New Home Warranty Program that is quickly and efficiently administered.
•	To establish a strong hold in the western and eastern Canadian markets and begin to establish the U.S. markets.
•	To offer additional complimentary products and services.

Management believes that there is no industry competitor that can claim as much specific expertise or desire to respond quickly to customer needs and market demands. It is essential to our business model that we maintain this focus in our strategy, underwriting, marketing, business development, and fulfillment. Hard work, integrity, and customer satisfaction will continue to be our focus so that Member Builders will value their relationships with LRWP.

Employees

We currently have three employees other than our officers and directors. Staffing levels will be determined as we progress and grow. Our board of directors will determine the compensation of all new employees based upon job descriptions.

Property

The Company’s executive office is currently located at 821 Blackburn Mews, Kingston, Ontario Canada. The rent for the office space from an officer of the Company is $3,000 per month and there is no intent to terminate the use of such space at any specific time. We will seek to acquire additional office space based upon the needs of the business, when and as necessary.

Dividend Policy

We currently intend to retain any future earnings for use in the expansion of the business, and therefore do not intend to pay shareholder dividends. The declaration and payment of cash dividends, if any, will be at the discretion of the Board of Directors of the Company and will depend, among other things, upon our earnings, capital requirements, and financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Lux Residential Warranty Program, Inc. was incorporated on October 1, 2004 under the Canadian Business Corporations Act and is doing business as a provider of warranty programs for residential properties located throughout North America.

We are currently focusing our efforts on product marketing and distribution which, in management’s view, is the area which is most crucial to the success of the Company. We intend to begin operations by firming up indications of interest and presenting viable financing plans for the property mortgages by potential customers.

Our plan of operations for the next 12 months will be the development of our distribution and marketing channels in our selected launch markets and the continued expansion of our product line to afford us a larger market into which we may sell product. We do not intend to conduct any other additional product research and development nor do we intend to purchase any additional significant equipment at this time. In addition, we do not expect a significant change in the number of employees.

Our current burn rate of available capital is anticipated to support operations for at least the next 12 months. This consists of approximately $250,000 for accounting, legal, technical support, consulting fees, rent, office equipment, salaries and general working capital.

We have revenues of $240,020 through September 30, 2007 and deferred revenues of $611,093 at September 30, 2007. We have incurred a net loss from our inception through September 30, 2007 of $343,014.

Results of Operations

For the Period from September 30, 2004 through September 30, 2007

Since the Company was formed on October 1, 2004, it has earned $240,020 of revenues through September 30, 2007 and has $611,093 of deferred revenues as of September 30, 2007. Warranty premiums are deferred and recognized over the warranty terms which are typically ten years. Operations from the Company’s inception through September 30, 2007 were devoted primarily to strategic planning, and developing the revenue-generating business model.

Liquidity and Capital Resources

We are currently financing our operations from the proceeds generated from builder’s membership fees, home warranty fees and other revenue totaling $851,113 through September 30, 2007 including deferred revenues of $611,093 at September 30, 2007. The Company raised an additional $7,000 pursuant to Rule 504 of Regulation D of the Securities Act of 1933.

New Accounting Pronouncements

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of

FASB Statement No. 109. FIN 48 prescribes a comprehensive financial statement model of how a company should recognize, measure, present, and disclose uncertain tax positions that the company has taken or expects to take in its income tax returns. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on the financial statements of the Company.

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which establishes a framework for reporting fair value and expands disclosure about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this standard on its financial statements.

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an Amendment of FASB Statement 115. FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the impact of adopting FAS 159 on its financial statements.

In June 2007, the FASB approved the issuance of Emerging Issues Task Force Issue No. 06-11 Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 requires that tax benefits from dividends paid on unvested restricted shares be charged directly to stockholders’ equity instead of benefiting income tax expense. This EITF is effective for financial statements issued for fiscal years beginning after September 15, 2007. The Company is currently evaluating the impact of EITF 06-11 but does not expect that it will have a material effect on our financial statements.

In December 2007, the FASB issued FAS No. 141(R) (revised 2007), Business Combinations and No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. These standards are effective for fiscal years beginning after December 15, 2008. FAS 141(R) will change how business acquisitions are accounted for and FAS 160 will change the accounting for minority interests. The Company is evaluating the impact of these statements.

Critical Accounting Policies

The Company’s significant accounting policies are more fully described in Note A to the Financial Statements included as a part of this prospectus. However, certain accounting policies are particularly important to the portrayal of financial position and results of operation and require the application of significant judgments by management. As a result, the financial statements are subject to an inherent degree of uncertainty. In applying those policies, management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. These estimates are based on historical experience, terms of existing contracts and industry trends, as appropriate. The Company’s significant policies include revenue recognition, accounting for income taxes and foreign currency translation.

MANAGEMENT

Directors and Executive Officers

The following person holds the only seat on our board of directors and is the only executive officer in the capacities indicated:

Name	Age	Position Held
Bobbie Thibodeau	32	Chief Executive Officer, President, Director
Val Guilis	46	Chief Financial Officer, Director

Bobbie Thibodeau – CEO, President, Director

Bobbie Thibodeau currently serves as CEO, President and Director for the Company. Prior to joining the Company, Ms. Thibodeau developed and operated a retail chain of convenience retail stores in eastern Canada from 1998 until she successfully sold the chain in 2002. After this profitable business venture, Ms. Thibodeau obtained her real estate license and has practiced real estate sales and development from 2002 to present. Ms. Thibodeau has also obtained her mortgage agents license in Canada and has launched her own mortgage brokerage company, Centum Premium Mortgage Corp located in Kingston, Ontario. In early 2006, Ms Thibodeau, after a visit to the USA, recognized the need for mortgage and real estate services for Snowbird vacationers rather than the timeshare options be offered. Sensing a unique opportunity, Ms. Thibodeau researched the USA market for mortgage services and real estate requirements and subsequently developed a proprietary vacation lending system coupled with a proprietary web based multiple vacation real estate listing service that enables vacationing Snowbirds the opportunity to seamlessly obtain credit to purchase vacation condos and vacation homes. In January 2007, Bobbie Thibodeau incorporated Snowbird Vacation Mortgage Corporation to provide vacation mortgage lending service and real estate listing services.

Val Guilis – Chief Financial Officer and Director

Mr. Val Guilis currently serves as Chief Financial Officer and Director for the Company. Mr. Guilis is an experienced and goal oriented Controller and Finance Manager and has demonstrated a track record of preparation and analysis of financial reports to summarize and forecast financial position. Core competencies include accounting management, financial analysis, forecasting, cash management, budgeting and cost reductions. From 2000 through 2004, Mr. Guilis served as General Accountant and Property Accountant for Stanford Homes in Ontario, Canada where he worked with the CEO to ensure the accuracy and integrity of financial information and support. From 2004 through 2005, Mr. Guilis served as General Accountant/Controller for Lux Group, Inc. From 2005 to present, Mr. Guilis serves as Controller for the Company and Reliant Financial Service Corporation.

Advisory Board Members

The Company has authorized the Board of Directors to establish and offer positions on its Board of Advisors to key professionals who it deems can aid the Company in executing its corporate vision. The Board of Advisors, while aiding in the direction of the Company has and is not responsible for the execution of said plan. Additionally, the Company’s Board of Advisors is materially not responsible for any decisions or determinations of the Company. Rather, their function is to provide alternative opinions and professional guidance. The Board of Directors is solely responsible for any and all decisions that materially impact the Company.

Committees

Currently there is no audit committee; however, the board of directors will form an audit committee at such time as there are at least two independent directors.

Executive Compensation

None of our executive officers have been paid any executive compensation. We have no employment contracts at this time, however, the board of directors may elect to enter into employment agreements in the future.

Grants of Stock Options

No options were granted to our executive officers.

EXECUTIVE COMPENSATION

We do not currently pay any compensation to our directors other than reasonable expenses incurred in connection with providing services as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since our incorporation on October 1, 2004, we have authorized the issuance of 23,819,100 shares of our common stock. The Company completed the private placement of the Company’s securities.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of September 30, 2007, with respect to the beneficial ownership of our common stock by each beneficial owner of more than 5% of the outstanding shares of common stock of the Company and each director, each executive officer and all executive officers and directors of the Company as a group, and sets forth the number of shares of common stock owned by each such person and group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

PRINCIPAL SHAREHOLDERS

The following tables disclose information concerning ownership of common stock by officers, directors and holders of 5% or more of our common stock. Our shares of common stock, which have been authorized for issuance, for purposes of these calculations, are calculated based on information available as of September 30, 2007 and include both securities authorized to be issued and securities, which a named person has a right to acquire.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Bobbie Thibodeau 2937 Princess Street, Kingston, Ontario	-0-	0%
Val Guilis 207 Humberland Dr., Richmond Hill, Ontario	1,000,000(1)	4%
Steve Hamilton 4014 Bath Road, Kingston, Ontario	4,600,000 (5)	19%
K & B Hamilton Trust (1) 2937 Princess Street, Kingston, Ontario	11,530,000	48%
Jason Gold c/o 821 Blackburn Mews, Kingston, Ontario	2,300,000	9%
Allan Gold c/o 821 Blackburn Mews, Kingston, Ontario	2,300,000	9%
Centum Premium Mortgage, Inc.(1) 2937 Princess Street, Kingston, Ontario	1,270,000	5%
All officers and directors as a group (2 persons)	18,400,000	77%

1. Bobbie Thibodeau is a beneficial owner of K & B Hamilton Trust and Centum Premium Mortgage, Inc.

SELLING SHAREHOLDERS

In October 2007, we completed a private placement to 14 investors in which we have authorized the issuance of an aggregate of 14,000 shares of our common stock. Prior to the private placement, we had authorized and will issue a total of 23,805,100 shares of common stock to be issued as founders’ shares. We agreed to file a registration statement with the SEC to permit the public resale of the shares of our common stock as soon as possible after the closing date of the private placement.

The following table sets forth the name of each selling security holder, the number of shares owned, and the number of shares being registered for resale by each selling security holder. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Except as described below there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. No estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby.

Name of Selling Shareholder	Number of Shares Owned	% Owned	Shares Offered	% Owned After Offering
Allan Gold **	2,301,000	9%	2,300,000	0
Carol Panacci	1,000	*	1,000	0
David Kroft	1,000	*	1,000	0
Derek Kroft	1,000	*	1,000	0
Bernie Stepak	1,000	*	1,000	0
Kevin D. Ablacksingh	1,000	*	1,000	0
Sita Ablacksingh	1,000	*	1,000	0
David Griffiths	1,000	*	1,000	0
Mark Borden	1,000	*	1,000	0
Hedi Borden	1,000	*	1,000	0
Howard Borden	1,000	*	1,000	0
Scott E. Purkis	1,000	*	1,000	0
Barbara Bardos	1,000	*	1,000	0
Richard P. Greene Business & Legal Support, Inc. **	805,000	3%	805,000	0
Jason Gold **	2,301,000	9%	2,300,000	0
TOTAL	5,419,000

* Less than 1%
** Founders shares
*** Founders’ shares which are considered “control restricted” shares, which must be sold under volume limitation requirements of Rule 144 of the Securities Act of 1933, as, amended.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

DESCRIPTION OF SECURITIES

Our articles of incorporation, as amended, authorize us to issue unlimited shares of common stock, no par value per share. As of this date, 23,819,100 shares of common stock were authorized and will be issued to a total of 21 shareholders.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and have no cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of the liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock authorized for issuance are fully paid and non-assessable, and the shares of common stock offered hereby will also be fully paid and non-assessable.

Shares Eligible for Future Sale

All of the shares that may be sold pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares issued to our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the provisions of Rule 144 described below. In general, our affiliates are any persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with us.

Of the 23,819,100 shares of common stock issued as of the date of this prospectus, approximately 18,400,000 are held by our officers and will be restricted securities as that term is defined in Rule 144. These shares may only be sold in compliance with the volume limitations as set forth in Rule 144.

Rule 144

In general, under Securities Act Rule 144, a shareholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available. Under Rule 144(k), a shareholder who is not currently (and who has not been for at least three months before the sale) an affiliate and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements.

Dividend Policy

We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not intend to pay shareholder dividends. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant. Our right to declare a dividend is not limited by any restrictive covenant, contract or agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Penny Stock Rules

The SEC has adopted a rule that defines a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

▪	that a broker or dealer approve a person’s account for transactions in penny stocks; and

▪	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account for transactions in penny stocks, the broker or dealer must:

▪	obtain financial information and investment experience and objectives of the person; and

▪

make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

▪	sets forth the basis on which the broker or dealer made the suitability determination; and

▪	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Limitation of Liability and Indemnification of Officers and Directors

Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our bylaws, however, provide, that the directors will have no liability to the shareholders for from any transaction in their respective managerial capacities so long as they act in good faith in a manner he or she reasonably believes to be in the best interest of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances unless they violated this duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. As a result, a shareholder may have more limited right to action than he would have had if such provision were not present. The bylaws also provide for us to indemnify the officers, directors, employees and agents against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

Where You Can Find Additional Information

The Company is not required to deliver an annual report to security holders, however, is required to file reports required under the Exchange Act of 1934, as amended, which include year end audited financial statements which can be reviewed by all security holders by accessing the SEC website set forth below. For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Commission’s principal office location at 450 Fifth Street NW, Washington, DC 20549 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. You may also obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a site at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be distributed from time to time by the selling shareholders including in one or more transactions that may take place on the over-the-counter market from time to time. Although there is no fixed price for the shares, we believe the shares will initially trade in the range of $.50 per share as set forth on the cover page of the Registration Statement. Assuming a market develops, the shares will trade at the established market price. These include ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of securities.

The selling shareholders may sell the securities in one or more of the following methods:

▪

on the OTC Bulletin Board in the over-the-counter market or on such exchanges on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

▪

in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates; or

▪	through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares.

In making sales, brokers or dealers used by the selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders and others through whom such securities are sold may be “underwriters” within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Underwriter liability may be incurred for failure to determine if the disclosure contained in the prospectus reflects the true economic realities with respect to the business of the Company. An underwriter may avoid liability for any untrue statement or omission if he or she can prove that, after reasonable investigation, he or she had reasonable grounds to believe, at the time the registration became effective, that the statement therein were true and there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. In determining what constitutes reasonable grounds for belief, the standard shall be that required of a prudent man in the management of his own property.

At the time a particular offer of the securities is made by or on behalf of a selling shareholder, to the extent required, a prospectus is to be delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling shareholder, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

The selling shareholders also may transfer shares of common stock in other circumstances, in which case the transferees, pledges or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. If required, we will supplement the prospectus to indicate the new selling shareholder.

The selling shareholders must comply with the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of thesmall business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LITIGATION

As of the date of this prospectus, neither we nor any of our officers or directors is involved in any litigation either as plaintiffs or defendants. As of this date, there is no threatened or pending litigation against us or any of our officers or directors.

LEGAL MATTERS - OPINION OF COUNSEL

The validity of the shares of common stock offered through this prospectus will be passed on by Jeffrey Burns, Esquire. A copy of the legal opinion is included as an exhibit to the Registration Statement.

EXPERTS

The financial statements as of September 30, 2007 included in this prospectus have been audited by Berman Hopkins Wright LaHam CPAs and Associates, LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LUX RESIDENTIAL WARRANTY PROGRAM INC.

FINANCIAL STATEMENTS

For the years ended September 30, 2007, 2006 and 2005

LUX RESIDENTIAL WARRANTY PROGRAM INC.

FINANCIAL STATEMENTS

For the years ended September 30, 2007, 2006 and 2005

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	F-2

FINANCIAL STATEMENTS

Balance sheets	F-3

Statements of operations and comprehensive loss	F-4

Statements of stockholders’ equity (deficit)	F-5

Statements of cash flows	F-6

Notes to financial statements	F-7

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

LUX Residential Warranty Program, Inc.

Kingston, Ontario, Canada

We have audited the accompanying balance sheets of LUX Residential Warranty Program, Inc. (a Canadian corporation) as of September 30, 2007, 2006, and 2005, and the related statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the three years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LUX Residential Warranty Program, Inc. as of September 30, 2007, 2006, and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Berman Hopkins Wright & LaHam, CPAs and Associates, LLP

November 30, 2007

Winter Park, Florida

LUX RESIDENTIAL WARRANTY PROGRAM INC.

BALANCE SHEETS
As of September 30, 2007, 2006 and 2005

	2007	2006	2005

ASSETS

CURRENT ASSETS
Cash and equivalents	$ 29,077	$ 47,204	$ 16,306
Accounts receivable	88,228	44,542	31,222
Other receivables	51,219	85,168	-
Due from related parties	129,900	48,067	-

Total current assets	298,424	224,981	47,528

Property and equipment -net	3,241	-	-
Deferred tax asset	138,838	98,420	20,602

Total assets	$ 440,503	$ 323,401	$ 68,130

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accruals	$ 6,930	$ 9,629	$ 1,039
Current portion of unearned revenue	63,055	28,488	21,265
Income taxes payable	138,838	98,420	20,602
Due to related parties	-	-	1,943

Total current liabilities	208,823	136,537	44,849

Unearned revenue	611,093	411,861	210,009

Total liabilities	819,916	548,398	254,858

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, no par value, unlimited
number of authorized shares, 100 shares
issued and outstanding	80	80	80
Accumulated other comprehensive loss	(36,479)	(14,972)	(6,718)
Accumulated deficit	(343,014)	(210,105)	(180,090)

Total stockholders' equity (deficit)	(379,413)	(224,997)	(186,728)

Total liabilities and stockholders' equity (deficit)	$ 440,503	$ 323,401	$ 68,130

The accompanying notes are an integral part of these financial statements.

LUX RESIDENTIAL WARRANTY PROGRAM INC.

STATEMENTS OF OPERATIONS
For the years ended September 30, 2007, 2006 and 2005

	2007	2006	2005

REVENUE
Builders membership fees	$ 65,893	$ 43,445	$ 21,916
Home warranty fees	57,572	33,156	13,464
Other revenue	2,376	2,198	-

Total revenue	125,841	78,799	35,380

COMMISSIONS	30,708	11,454	3,946

Gross margin	95,133	67,345	31,434

GENERAL AND ADMINSTRATIVE EXPENSES
Consulting fees	113,235	34,863	102,504
Accounting and legal	29,575	30,706	7,860
Other expenses	25,228	2,415	3,379
Automobile	20,830	21,455	10,309
Rent	17,104	-	-
Office expense	13,023	3,321	3,675
Property taxes	7,452	-	-
Depreciation	1,023	-	-
Advertising and promotion	982	26	21,766
Payroll	-	4,797	62,191
Bad debts	-	440	-

Total general and administrative expenses	228,452	98,023	211,684

Operating loss	(133,319)	(30,678)	(180,250)

OTHER INCOME
Interest	410	663	160

Net loss before income taxes	(132,909)	(30,015)	(180,090)

INCOME TAXES	-	-	-

Net loss	(132,909)	(30,015)	(180,090)

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(21,507)	(8,254)	(6,718)

Comprehensive loss	$ (154,416)	$ (38,269)	$ (186,808)

Basic loss per share	$ (1,544.16)	$ (382.69)	$ (1,868.08)

Weighted average common shares outstanding	100	100	100

The accompanying notes are an integral part of these financial statements.

LUX RESIDENTIAL WARRANTY PROGRAM INC.

STATEMENTS OF SHAREHOLDERS' EQUITY
For the years ended September 30, 2007, 2006 and 2005

			Accumulated
			Other		Total
	Common Stock		Comprehensive	Accumulated	Stockholders'
	Shares	Par Value	Loss	Deficit	Equity (Deficit)

Balance October 1, 2004
(date of incorporation)	100	$ 80	$ -	$ -	$ 80

Net loss for 2005	-	-	-	(180,090)	(180,090)
Foreign currency translation adjustment	-	-	(6,718)	-	(6,718)

Balance September 30, 2005	100	80	(6,718)	(180,090)	(186,728)

Net income for 2006	-	-	-	(30,015)	(30,015)
Foreign currency translation adjustment	-	-	(8,254)	-	(8,254)

Balance September 30, 2006	100	80	(14,972)	(210,105)	(224,997)

Net loss for 2007	-	-	-	(132,909)	(132,909)
Foreign currency translation adjustment	-	-	(21,507)	-	(21,507)

Balance September 30, 2007	100	$ 80	$ (36,479)	$ (343,014)	$ (379,413)

The accompanying notes are an integral part of these financial statements.

LUX RESIDENTIAL WARRANTY PROGRAM INC.
STATEMENTS OF CASH FLOWS

For the years ended September 30, 2007, 2006 and 2005

	2007	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (132,909)	$ (30,015)	$ (180,090)
Adjustments to reconcile net loss to net
cash provided by operations:
Depreciation	1,080	-	-
Deferred income taxes	(40,418)	(77,818)	(20,602)
Bad debts	-	440	-
(Increase) decrease in operating assets:
Accounts receivable	(43,686)	(13,760)	(31,222)
Other receivables	33,949	(85,168)	-
Increase (decrease) in operating liabilities:
Accounts payable and accruals	(2,699)	8,590	1,039
Income taxes payable	40,418	77,818	20,602
Unearned revenue	233,799	209,075	231,274

Net cash provided by operating activities	89,534	89,162	21,001

CASH FLOWS FROM INVESTING ACTIVITIES
Related party advances - net	(81,833)	(50,010)	1,943
Purchase of office furniture	(4,321)	-	-

Net cash provided (used) by operating activities	(86,154)	(50,010)	1,943

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the sale of common stock	-	-	80

Net increase in cash	3,380	39,152	23,024

Cash and equivalents, beginning of year	47,204	16,306	-

Effect of exchange rates on cash	(21,507)	(8,254)	(6,718)

Cash and equivalents, end of year	$ 29,077	$ 47,204	$ 16,306

Supplemental cash flow information:
Cash paid for interest	$ -	$ -	$ -

Cash paid for income taxes	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

LUX Residential Warranty Program, Inc.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended September 30, 2007, 2006, and 2005

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Organization and Purpose

LUX Residential Warranty Program, Inc. (the “Company”) was incorporated on October 1, 2004 under the Canadian Business Corporations Act. Its main business activity is providing warranty programs for residential properties located throughout North America. The Company is headquartered in Kingston, Ontario, Canada.

2.	Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

3.	Revenue Recognition

The Company uses the accrual method of accounting, which recognizes revenue when earned and expenses when incurred. The Company earns substantially all of its revenue from residential warranty premiums, builders’ membership fees, and territorial rights fees. Warranty premiums are deferred and recognized in income on a straight-line basis over the warranty terms which are typically ten years. Builders’ membership fees are recognized over the term of the memberships which are typically one year or less. Territorial rights fees are capitalized and amortized on straight-line basis over the term of the rights agreements which are typically 50 years. Sales commissions earned on warranty and membership programs sold are deferred and charged to expense in proportion to the revenue recognized. Other costs are expensed as incurred.

4.	Business and Credit Risk Concentration

The Company to subject to credit risk primarily on cash and equivalents and accounts receivable. In addition, the Company concentrates its activities in the residential home market and thus is subject to the risks inherent in that industry. Further, the majority of the Company’s customers are located in the provinces and territories of Canada. The Company maintains its cash and equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses on such deposits and does not believe it is exposed to any significant credit risk on cash and equivalents. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of customers, historical trends and other factors. Generally, the Company does not require collateral or other security from its customers.

5.	Cash and Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of less than three months to be cash equivalents.

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

6.	Accounts Receivable

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

7.	Property and Equipment

Fixed assets are stated at cost. Depreciation for financial reporting is principally computed by the straight-line method over seven year useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the residual cost and accumulated depreciation are removed from the accounts and any gain or loss included in income.

8.	Foreign Currency Translation

The functional currency of the Company is the Canadian dollar and the reporting currency is the U.S. dollar. The financial statements have been translated to the reporting currency using the rate of exchange prevailing at the balance sheet date for asset and liability accounts and at the average rate of exchange for the reporting periods for revenue and expense accounts. The cumulative foreign currency translation adjustment is recorded as a component of accumulated other comprehensive loss in stockholders' equity (deficit).

9.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

10.	Advertising

The Company expenses advertising and promotions costs as they are incurred.

11.	Income Taxes

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the differences between the financial statement and income tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. A valuation allowance is provided for the portion of deferred tax assets that is more likely than not to remain unrealized. Deferred tax assets and liabilities are measured using enacted tax rates and laws.

12.	Comprehensive Loss

Total comprehensive loss is presented in the statement of operations and comprehensive loss. Accumulated other comprehensive loss is presented in the statements of stockholders’ equity (deficit) and consists primarily of foreign currency translation adjustments.

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13.	Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. The Company has no potentially dilutive shares.

14.	Financial Instruments

The fair values of cash and equivalents and other financial instruments approximate their carrying values.

NOTE B – PROPERTY AND EQUIPMENT

Property and equipment, and accumulated depreciation at September 30, are summarized as follows:

___2007___	___2006___	___2005___

Office furniture	$4,321	$-	$-
Less: accumulated depreciation	___(1,080)	___	-_____	____-_____

$3,241	$-	$-

NOTE C – STOCKHOLDERS’ EQUITY

The Company is authorized to issue two classes of common shares – Class A and Class B. The Class B stockholders are entitled to receive a dividend as fixed by the Board of Directors and upon dissolution or liquidation, a repayment of the amount paid for the shares plus any declared and unpaid dividends in priority to the Class A shares but they confer a right to any further participation in profits or assets. The Class A stockholders are entitled to receive the remaining property upon dissolution. No dividends have been declared or paid. One hundred Class A shares and no Class B shares are issued and outstanding.

No common shares of the Company can be transferred without the consent of either the majority of the directors of the Company or the holders of at least 51% of the outstanding common shares of the Company.

In October 2007, the Company received stock subscriptions from a total of 14 individuals to purchase a total of 14,000 shares of the Company’s Class A common shares for a total purchase price of $7,000, which was received. The Company also received stock subscriptions from a total of six individuals and entities to purchase a total of 23 million shares of the Company’s Class A common shares for total a purchase price of $6.

NOTE D – RELATED PARTY TRANSACTIONS

The Company pays consulting fees to officers and stockholders of the Company for services performed by the officers and stockholders for the benefit of the Company. Consulting fees for the years ended September 30, 2007, 2006 and 2005 totaled $113,235, $34,863 and $102,504, respectively.

In 2007, the Company began paying rent to an officer and stockholder of the Company for the use of an office located in Kingston, Ontario, Canada. Monthly rent under the verbal agreement with the officer and stockholder is approximately $3,000 and covers property tax, maintenance, condo fees and utilities. Rent expense for the year ended September 30, 2007 was $17,104.

Amounts due from related parties represent advances to officers and stockholders of the Company. Charges for consulting fees and rent are recorded in the due from related party accounts. The related party balances are non-interest bearing and have no fixed terms of repayment.

NOTE E – INCOME TAXES

Current tax expense consists of Canadian federal and provincial income taxes at a combined statutory rate of approximately 40% of taxable income. The net loss reported in these financial statements was adjusted for permanent differences related to non-deductible meals, entertainment and automobile expenses for income tax purposes, and for temporary differences in the recognition of unearned revenue for income tax and financial statement purposes, to arrive at taxable income.

The income tax expense (benefit) for the years ended September 30 is summarized as follows:

___2007___	___2006___	___2005___

Current	$40,418	$77,818	$20,602
Deferred	___(40,418)	___(77,818)	__(20,602)

$-	$-	$-

The deferred tax asset at September 30 is summarized as follows:

___2007___	___2006___	___2005___

Unearned revenue	$269,659	$176,139	$92,509
Valuation allowance	__(130,821)	(77,719)__	(71,907)

$138,838	$98,420	$20,602

The change in the valuation allowance or the years ended September 30, 2007, 2006 and 2005 was $53,102, $5,812 and $71,907, respectively.

NOTE F - RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109. FIN 48 prescribes a comprehensive financial statement model of how a company should recognize, measure, present, and disclose uncertain tax positions that the company has taken or expects to take in its income tax returns. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on the financial statements of the Company.

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which establishes a framework for reporting fair value and expands disclosure about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this standard on its financial statements.

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement 115. FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting FAS 159 on its financial statements.

In June 2007, the FASB approved the issuance of Emerging Issues Task Force Issue No. 06-11 Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 requires that tax benefits from dividends paid on unvested restricted shares be charged directly to stockholders’ equity instead of benefiting income tax expense. This EITF is effective for financial statements issued for fiscal years beginning after September 15, 2007. The Company is currently evaluating the impact of EITF 06-11 but does not expect that it will have a material effect on our financial statements.

In December 2007, the FASB issued FAS No. 141(R) (revised 2007), Business Combinations and No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. These standards are effective for fiscal years beginning after December 15, 2008. FAS 141(R) will change how change business acquisitions are accounted for and FAS 160 will change the accounting for minority interests. The Company is evaluating the impact of these statements.

PART II

Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant’s Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We are also a party to indemnification agreements with each of our directors and officers. The Registrant has also agreed to indemnify the selling shareholders named in the Registration Statement against certain liabilities, including liabilities under the Securities Act.

The bylaws of the registrant provide that, to the fullest extent permitted by applicable law, the registrant shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the registrant or was serving at the request of the registrant.

The registrant has not purchased insurance against costs, which may be incurred by it pursuant to the foregoing provisions of its certificate of incorporation and bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

Item 25. Other Expenses of Issuance and Distribution.

ITEM	AMOUNT
SEC registration fee (1)	$ 290
Legal fees and expenses (1)	20,000
Accounting fees and expenses (1)	15,000
Transfer Agent & Registrar fees (1)	2,500
Miscellaneous (1)	2,500

Total Estimated Expenses	$ 40,290

(1)	Estimated expenses

Item 26. Recent Sales of Unregistered Securities.

During 2007, the Registrant sold the securities listed below without registration under the 1933 Securities Act in reliance on the exemption from registration requirements cited. All transactions were exempt from registration under the Securities Act pursuant to Rule 504 of Regulation D or pursuant to Section 4(2) of that Act and all persons were given a private placement memorandum to make an informed investment decision.

In October 2007, the Company concluded a private placement of shares of its common stock sold under the above-referenced exemption. These offers and sales did not involve any public solicitation or advertising and all investors had a pre-existing relationship with the Company. The Company raised a total of $7,000 through the sale of 14,000 shares of its common stock to a total of 14 investors for $.50 per share.

Item 27. Exhibits

The exhibits listed below and designated as filed herewith (rather than incorporated by reference) follow the signature page in sequential order.

Exhibit Number	Document Description
3.1	Articles of Incorporation
3.2	By-laws
5	Opinion of Jeffrey Burns, Esq. regarding the legality of the Securities being registered
10	Form of Business Agreement
23.1	Consent of Berman Hopkins Wright LaHam, CPAs and Associates, LLP
23.2	Consent of Jeffrey Burns, Esq.
99	Subscription Agreement

Item	28. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer will:

1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the stated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Lux Residential Warranty Program, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of ________________, Province of Ontario dated ______________, 2007.

Lux Residential Warranty Program, Inc.

By:
/s/ Bobbie Thibodeau
Bobbie Thibodeau

Principal Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATE

/s/ Bobbie Thibodeau

Bobbie Thibodeau	Chief Executive Officer
President, Director	December 28, 2007

/s/ Val Guilis

Val Guilis	Chief Financial Officer
and Director	December 28, 2007